CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion on Form 10KSB Amended dated August 14, 2006, of Pipeline Data Inc., of our report dated March 24, 2004 and August 12, 2006 with respect to the financial statements of Pipeline Data Inc. for the year ended December 31, 2003.

/s/ Drakeford & Drakeford, LLC

Certified Public Accountants

August 14, 2006